MORGAN STANLEY
                               SPECTRUM SERIES


        December 2003
        Monthly Report


This Monthly Report supplements the Spectrum Funds' Prospectus dated April 28, 2003 and the Prospectus Supplement dated December 17, 2003.


                                                        Issued: January 30, 2004


[Morgan Stanley Logo]

 MORGAN STANLEY SPECTRUM SERIES

--------------------------------------------------------------------------------
HISTORICAL FUND PERFORMANCE
--------------------------------------------------------------------------------

Presented below is the percentage change in Net Asset Value per Unit from the start of every calendar year each Fund has traded. Also provided is the inception-to-date return and the compound annualized return since inception for each Fund. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.



                              1991   1992    1993   1994   1995   1996   1997   1998    1999   2000   2001   2002   2003
FUND                            %      %       %      %      %      %      %      %       %      %      %      %      %
--------------------------------------------------------------------------------------------------------------------------
Spectrum Currency              --     --      --     --     --     --     --     --      --    11.7   11.1   12.2   12.4
                                                                                             (6 mos.)
--------------------------------------------------------------------------------------------------------------------------
Spectrum Global Balanced       --     --      --    (1.7)  22.8   (3.6)  18.2   16.4     0.7    0.9   (0.3) (10.1)   6.2
                                                  (2 mos.)
--------------------------------------------------------------------------------------------------------------------------
Spectrum Select               31.2  (14.4)   41.6   (5.1)  23.6    5.3    6.2   14.2    (7.6)   7.1    1.7   15.4    9.6
                            (5 mos.)
--------------------------------------------------------------------------------------------------------------------------
Spectrum Strategic             --     --      --     0.1   10.5   (3.5)   0.4    7.8    37.2  (33.1)  (0.6)   9.4   24.0
                                                  (2 mos.)
--------------------------------------------------------------------------------------------------------------------------
Spectrum Technical             --     --      --    (2.2)  17.6   18.3    7.5   10.2    (7.5)   7.8   (7.2)  23.3   23.0
                                                  (2 mos.)
--------------------------------------------------------------------------------------------------------------------------


INCEPTION-   COMPOUND
  TO-DATE   ANNUALIZED
  RETURN      RETURN
     %           %
----------------------

   56.6        13.7

---------------------
   54.7         4.9

---------------------
   203.1        9.3

---------------------
   43.1         4.0

---------------------
   126.4        9.3

---------------------

--------------------------------------------------------------------------------
 DEMETER MANAGEMENT CORPORATION
--------------------------------------------------------------------------------
 825 Third Avenue, 9th Floor
 New York, NY 10022
 Telephone (212) 310-6444

MORGAN STANLEY SPECTRUM SERIES
MONTHLY REPORT
DECEMBER 2003

Dear Limited Partner:

   The Net Asset Value per Unit for each of the five Morgan Stanley Spectrum Funds as of December 31, 2003 was as follows:

FUND                         N.A.V.         % CHANGE FOR MONTH
--------------------------------------------------------------------------------
Spectrum Currency           $15.66                 5.69%
--------------------------------------------------------------------------------
Spectrum Global Balanced    $15.47                 3.53%
--------------------------------------------------------------------------------
Spectrum Select             $30.31                 8.51%
--------------------------------------------------------------------------------
Spectrum Strategic          $14.31                 8.54%
--------------------------------------------------------------------------------
Spectrum Technical          $22.64                 7.65%
--------------------------------------------------------------------------------

   Detailed performance information for each Fund is located in the body of the financial report. For each Fund, we provide a trading results by sector chart that portrays trading gains and trading losses for the previous month and year-to-date in each sector in which the Fund participates. In the case of Spectrum Currency, we provide the trading gains and trading losses for the five major currencies in which the Fund participates, and composite information for all other "minor" currencies traded within the Fund.

   The trading results by sector charts indicate the monthly and year-to-date composite percentage returns generated by the specific assets dedicated to trading within each market sector in which each Fund participates. Please note that there is not an equal amount of assets in each market sector, and the specific allocations of assets by a Fund to each sector will vary over time within a predetermined range. Below each chart is a description of the factors that influenced trading gains and trading losses within each Fund during the previous month.

   On January 1, 2004, the general partner expects to add Graham Capital Management, L.P. ("Graham") as a trading advisor for Morgan Stanley Spectrum Select L.P. ("Spectrum Select") and Winton Capital Management Limited ("Winton") as a trading advisor for Morgan Stanley Spectrum Technical L.P. ("Spectrum Technical").

   The general partner will allocate approximately 5.0-7.5% of Spectrum Select's net assets to Graham's Global Diversified Program at 1.5 times the standard leverage it applies for such program and approximately 5.0-7.5% of Spectrum Select's net assets pursuant to Graham's Selective Trading Program at 1.5 times the standard leverage it applies to such program. At each monthly closing, Graham's Global Diversified Program at 1.5 times the standard leverage it applies for such program, will be allocated approximately 16 2/3% of the net proceeds from additional investments received by Spectrum Select, and approximately 16 2/3% of the redemptions from Spectrum Select. At each monthly closing, Graham's Selective Trading Program at 1.5 times the standard leverage it applies for such program, will be allocated approximately 16 2/3% of the net proceeds from additional investments received by Spectrum Select, and approximately 16 2/3% of the redemptions from Spectrum Select. Graham will be paid a monthly management fee at a 2% annual rate and a monthly incentive fee equal to 20% of any trading profits.

   The  general   partner  will  allocate   approximately   10-15%  of  Spectrum
Technical's net assets to Winton's Diversified Trading Program at standard leverage. At each monthly closing, Winton will be allocated 25% of the net proceeds from additional investments received by Spectrum Technical, and 25% of the redemptions from Spectrum Technical. Winton will be paid a monthly management fee at a 2% annual rate and a monthly incentive fee equal to 20% of any trading profits.

   Limited partners of Spectrum Select and Spectrum Technical are reminded that, subject to certain restrictions, they have the right to redeem their units on a monthly basis, and they may vote to take certain actions with respect to each applicable Partnership's operations, as more fully set forth in Section 15 of each Limited Partnership Agreement on pages A-20-21 of the prospectus.

   I WOULD ALSO LIKE TO TAKE THIS OPPORTUNITY TO INFORM YOU THAT WE ANTICIPATE SCHEDULE K-1 (FORM 1065) TAX FORMS REPORTING EACH LIMITED PARTNER'S SHARE OF THE PARTNERSHIP INCOME, LOSS AND DEDUCTIONS FOR CALENDAR YEAR 2003 WILL BE MAILED TO HOLDERS OF NON-IRA ACCOUNTS DURING THE LAST WEEK OF FEBRUARY. SHOULD YOU HAVE AN IRA ACCOUNT AND WISH TO RECEIVE A SCHEDULE K-1 TAX FORM, PLEASE CONTACT YOUR MORGAN STANLEY FINANCIAL ADVISOR.

   Should you have any questions concerning this report, please feel free to contact Demeter Management Corporation, 825 Third Avenue, 9th Floor, New York, NY 10022 or your Morgan Stanley Financial Advisor.

   I hereby affirm, that to the best of my knowledge and belief, the information contained in this report is accurate and complete. Past performance is not a guarantee of future results.

Sincerely,

/s/ Jeffrey A. Rothman

Jeffrey A. Rothman
Chairman and President
Demeter Management Corporation
General Partner

--------------------------------------------------------------------------------
SPECTRUM CURRENCY
--------------------------------------------------------------------------------

           [Data below represents a bar graph in the original piece.]

                                  Month ended          YTD ended
                               December 31, 2003   December 31, 2003
                               -----------------   -----------------
           Australian dollar         1.42                8.68
           British pound             1.34               -2.43
           Euro                      2.14               12.03
           Japanese yen              0.97                0.14
           Swiss franc              -0.25               -2.31
           Minor currencies          0.79                4.76

    Note: Reflects trading results only and does not include fees or interest income. Minor currencies may include, but are not limited to, the South African rand, Thai baht, Greek drachma, Singapore dollar, Mexican peso, New Zealand dollar and Norwegian krone.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> Significant gains were achieved from short U.S. dollar positions against a variety of major and minor currencies. A confluence of factors including concerns regarding U.S. budget and trade deficits, a dip in consumer confidence, an outbreak of Mad Cow Disease in the U.S., and fears of a potential terrorist attack forced the U.S. dollar to retreat. The Fund's largest gains were achieved from short U.S. dollar positions against the euro, British pound, Australian dollar and New Zealand dollar.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> Long positions in the South African rand versus the U.S. dollar resulted in losses. Market expectations for further interest rate cuts by the Reserve Bank of South Africa caused the rand to decline against the dollar.

--------------------------------------------------------------------------------
SPECTRUM GLOBAL BALANCED
--------------------------------------------------------------------------------

           [Data below represents a bar graph in the original piece.]

                                  Month ended          YTD ended
                               December 31, 2003   December 31, 2003
                               -----------------   -----------------
           Currencies                 1.2                0.41
           Interest Rates            -0.47               2.45
           Stock Indices              2.27               7.05
           Energies                  -0.07               0.5
           Metals                     0.95               1.07
           Agriculturals             -0.18              -1.19

      Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> The Fund's most significant gains were generated from long European, U.S. and Asian stock index futures positions. Spurred in part by strong U.S. manufacturing data and the strongest U.S. quarterly growth rate in twenty years, global equities rallied sharply during the month.

> In the currency markets, the Fund generated gains from short U.S. dollar positions against a variety of major and minor currencies. A confluence of factors including concerns regarding U.S. budget and trade deficits, a dip in consumer confidence, an outbreak of Mad Cow Disease in the U.S., and fears of a potential terrorist attack forced the U.S. dollar to retreat. The Fund's largest gains were achieved from short U.S. dollar positions against the euro, British pound, Australian dollar and New Zealand dollar.

> Gains were also achieved in the metals markets from long futures positions in base metals, such as copper, aluminum and nickel. During the month, copper and nickel prices rose to six and fourteen year highs respectively, benefiting from increased demand from China and the strengthening of the global economy.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> The Fund incurred losses from short European, Australian and U.S. interest rate futures positions. Economic data released throughout the month indicated that inflation in the U.S. remained under control, despite the strengthening of the U.S. economy. As a result, the belief grew that the U.S. Federal
   Reserve would remain committed to keeping U.S. rates at their current low levels. In response, European, Australian and U.S. interest rate futures contracts rallied.

--------------------------------------------------------------------------------
SPECTRUM SELECT
--------------------------------------------------------------------------------

           [Data below represents a bar graph in the original piece.]

                                  Month ended          YTD ended
                               December 31, 2003   December 31, 2003
                               -----------------   -----------------
           Currencies                4.54               12.15
           Interest Rates           -1.24               -1.1
           Stock Indices             1.93                2.56
           Energies                 -0.17               -0.83
           Metals                    5.03                5.91
           Agriculturals            -0.38                1.71

     Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> The Fund generated significant gains in the metals markets from long futures positions in base metals, such as copper, aluminum and nickel, as well as from long futures positions in precious metals such as gold and silver. During the month, copper and nickel prices rose to six and fourteen year highs respectively, benefiting from increased demand from China and the strengthening of the global economy. Meanwhile, gold and silver continued to soar as investors sought a safe haven from the falling U.S. dollar and an increased risk of terrorism.

> Gains were also achieved within the currency sector from short U.S. dollar positions against a variety of major and minor currencies. A confluence of factors including concerns regarding U.S. budget and trade deficits, a dip in consumer confidence, an outbreak of Mad Cow Disease in the U.S., and fears of a potential terrorist attack forced the U.S. dollar to retreat. The Fund's largest gains were achieved from short U.S. dollar positions against the euro, British pound, Australian dollar and New Zealand dollar.

> Within the equity index sector, the Fund generated gains from long European, U.S. and Asian stock index futures positions. Spurred in part by strong U.S. manufacturing data and the strongest U.S. quarterly growth rate in twenty years, global equities rallied sharply during the month.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> The Fund incurred losses from short European, Australian and U.S. interest rate futures positions. Economic data released throughout the month indicated that inflation in the U.S. remained under control, despite the strengthening of the U.S. economy. As a result, the belief grew that the U.S. Federal
   Reserve would remain committed to keeping U.S. rates at their current low levels. In response, European, Australian and U.S. interest rate futures contracts rallied.

--------------------------------------------------------------------------------
SPECTRUM STRATEGIC
--------------------------------------------------------------------------------

           [Data below represents a bar graph in the original piece.]

                                  Month ended          YTD ended
                               December 31, 2003   December 31, 2003
                               -----------------   -----------------
           Currencies                0.79                11.06
           Interest Rates           -0.08                 0.87
           Stock Indices             1.85                 5.5
           Energies                 -0.19                -0.13
           Metals                    3.06                 8.35
           Agriculturals             4.56                 8.34

      Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> The Fund's largest gains were generated in the agricultural commodity sector from long cocoa and cotton futures positions. Cocoa prices rallied during the first two weeks of the month in response to disarmament and government power-sharing negotiations held between the Ivory Coast's Prime Minister and local rebels. Meanwhile, cotton prices rallied to their highest level in seven years following an increase in export orders from China.

> The Fund generated gains in the metals markets from long futures positions in base metals, such as copper, aluminum and nickel. During the month, copper and nickel prices rose to six and fourteen year highs respectively, benefiting from increased demand from China and the strengthening of the global economy.

> Within the equity index sector, the Fund generated gains from long European, U.S. and Asian stock index futures positions. Spurred in part by strong U.S. manufacturing data and the strongest U.S. quarterly growth rate in twenty years, global equities rallied sharply during the month.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> Losses were incurred in the energy sector from short natural gas futures positions. Natural gas prices rose sharply in the beginning of the month amid fears of low supply and extremely cold weather forecasts for the northeastern U.S.

--------------------------------------------------------------------------------
SPECTRUM TECHNICAL
--------------------------------------------------------------------------------

           [Data below represents a bar graph in the original piece.]

                                  Month ended          YTD ended
                               December 31, 2003   December 31, 2003
                               -----------------   -----------------
           Currencies                7.09                22.78
           Interest Rates           -2.97                -0.93
           Stock Indices             2.63                10.3
           Energies                  0.51                 0.4
           Metals                    3.49                 6.97
           Agriculturals            -1.38                -2.99

      Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> The Fund generated significant gains within the currency sector from short U.S. dollar positions against a variety of major and minor currencies. A confluence of factors including concerns regarding U.S. budget and trade deficits, a dip in consumer confidence, an outbreak of Mad Cow Disease in the U.S., and fears of a potential terrorist attack forced the U.S. dollar to retreat. The Fund's largest gains were achieved from short U.S. dollar positions against the euro, British pound, Australian dollar and New Zealand dollar.

> Gains were also achieved in the metals markets from long futures positions in base metals, such as copper, aluminum and nickel, as well from long futures positions in precious metals such as gold and silver. During the month, copper and nickel prices rose to six and fourteen year highs respectively, benefiting from increased demand from China and the strengthening of the global economy. Meanwhile, gold and silver continued to soar as investors sought a safe haven from the falling U.S. dollar and an increased risk of terrorism.

> Within the equity index sector, the Fund generated gains from long European, U.S. and Asian stock index futures positions. Spurred in part by strong U.S. manufacturing data and the strongest U.S. quarterly growth rate in twenty years, global equities rallied sharply during the month.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> The Fund incurred losses from short European, Australian and U.S. interest rate futures positions. Economic data released throughout the month indicated that inflation in the U.S. remained under control, despite the strengthening of the U.S. economy. As a result, the belief grew that the U.S. Federal
   Reserve would remain committed to keeping U.S. rates at their current low levels. In response, European, Australian and U.S. interest rate futures contracts rallied.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------

 FOR THE MONTH ENDED DECEMBER 31, 2003 (UNAUDITED)

                                       MORGAN STANLEY                       MORGAN STANLEY
                                      SPECTRUM CURRENCY                SPECTRUM GLOBAL BALANCED
                                -----------------------------       -----------------------------
                                               PERCENTAGE OF                       PERCENTAGE OF
                                             DECEMBER 1, 2003                    DECEMBER 1, 2003
                                                 BEGINNING                           BEGINNING
                                  AMOUNT      NET ASSET VALUE         AMOUNT      NET ASSET VALUE
                                ----------   ----------------       ---------    ----------------
                                     $              %                   $                %
REVENUES

Trading profit (loss):

   Realized                     20,910,025        12.12              (126,427)         (.25)
   Net change in unrealized     (9,839,528)       (5.70)            2,128,714          4.19
                                ----------        -----             ---------          ----
     Total Trading Results      11,070,497         6.42             2,002,287          3.94
Interest income (Note 2)           101,889          .06                40,110           .08
                                ----------        -----             ---------          ----
     Total Revenues             11,172,386         6.48             2,042,397          4.02
                                ----------        -----             ---------          ----

EXPENSES

Brokerage fees (Note 2)            661,566          .38               194,891           .38
Incentive fees (Note 3)            399,035          .23                    --            --
Management fees (Note 3)           287,638          .18                52,960           .11
                                ----------        -----             ---------          ----
     Total Expenses              1,348,239          .79               247,851           .49
                                ----------        -----             ---------          ----

NET INCOME                       9,824,147         5.69             1,794,546          3.53
                                ==========        =====             =========          ====


 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
STATEMENTS OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------------------------------
 FOR THE MONTH ENDED DECEMBER 31, 2003 (UNAUDITED)

                                          MORGAN STANLEY                          MORGAN STANLEY
                                         SPECTRUM CURRENCY                  SPECTRUM GLOBAL BALANCED
                               -------------------------------------   ----------------------------------
                                                               PER                                  PER
                                    UNITS          AMOUNT      UNIT        UNITS         AMOUNT     UNIT
                               --------------   -----------    -----   -------------   ----------   -----
                                                      $          $                          $         $
Net Asset Value,
  December 1, 2003             11,650,941.695   172,582,388    14.81   3,401,694.161   50,841,570   14.95
Net Income                           --           9,824,147      .85         --         1,794,546     .52
Redemptions                       (67,719.219)   (1,060,483)   15.66     (66,776.981)  (1,033,040)  15.47
Subscriptions                     556,185.749     8,709,868    15.66      66,995.266    1,036,417   15.47
                               --------------   -----------            -------------   ----------
Net Asset Value,
  December 31, 2003            12,139,408.225   190,055,920    15.66   3,401,912.446   52,639,493   15.47
                               ==============   ===========            =============   ==========


The accompanying notes are an integral part of these financial statements.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
 FOR THE MONTH ENDED DECEMBER 31, 2003 (UNAUDITED)

                                         MORGAN STANLEY                    MORGAN STANLEY               MORGAN STANLEY
                                        SPECTRUM SELECT                 SPECTRUM STRATEGIC            SPECTRUM TECHNICAL
                                  -----------------------------   -----------------------------  -----------------------------
                                                PERCENTAGE OF                   PERCENTAGE OF                   PERCENTAGE OF
                                               DECEMBER 1, 2003                DECEMBER 1, 2003               DECEMBER 1, 2003
                                                   BEGINNING                      BEGINNING                       BEGINNING
                                    AMOUNT     NET ASSET VALUE      AMOUNT     NET ASSET VALUE      AMOUNT     NET ASSET VALUE
                                  ----------   ----------------   ----------   ----------------  -----------  ----------------
                                       $              %                $               %             $               %
REVENUES

Trading profit (loss):

   Realized                       23,927,022         6.02          6,316,122          5.87        70,889,209        14.53
   Net change in unrealized       15,263,359         3.84          4,536,364          4.22       (24,876,823)       (5.10)
                                  ----------         ----         ----------         -----       -----------        -----
     Total Trading Results        39,190,381         9.86         10,852,486         10.09        46,012,386         9.43
Interest income (Note 2)             250,620          .06             66,590           .06           291,811          .06
                                  ----------         ----         ----------         -----       -----------        -----
     Total Revenues               39,441,001         9.92         10,919,076         10.15        46,304,197         9.49
                                  ----------         ----         ----------         -----       -----------        -----

EXPENSES

Brokerage fees (Note 2)            2,401,081          .60            650,049           .60         2,947,775          .60
Incentive fees (Note 3)            2,227,005          .56            811,249           .75         4,924,640         1.01
Management fees (Note 3)             993,549          .25            268,987           .26         1,084,525          .23
                                  ----------         ----         ----------         -----       -----------        -----
   Total Expenses                  5,621,635         1.41          1,730,285          1.61         8,956,940         1.84
                                  ----------         ----         ----------         -----       -----------        -----

NET INCOME                        33,819,366         8.51          9,188,791          8.54        37,347,257         7.65
                                  ==========         ====         ==========         =====       ===========        =====

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
STATEMENTS OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------------------------------
 FOR THE MONTH ENDED DECEMBER 31, 2003 (UNAUDITED)

                                     MORGAN STANLEY                        MORGAN STANLEY
                                     SPECTRUM SELECT                     SPECTRUM STRATEGIC
                          ------------------------------------   -----------------------------------
                                                         PER                                   PER
                               UNITS          AMOUNT     UNIT        UNITS          AMOUNT     UNIT
                          --------------   -----------   -----   -------------   -----------   -----
                                                $          $                          $          $
Net Asset Value,
  December 1, 2003        14,226,239.070   397,420,024   27.94   8,162,313.509   107,594,341   13.18
Net Income                       --         33,819,366    2.37         --          9,188,791    1.13
Redemptions                  (79,350.800)   (2,405,123)  30.31     (45,833.086)     (655,871)  14.31
Subscriptions                418,614.809    12,688,217   30.31     359,411.448     5,143,178   14.31
                          --------------   -----------           -------------   -----------
Net Asset Value,
  December 31, 2003       14,565,503.079   441,522,484   30.31   8,475,891.871   121,270,439   14.31
                          ==============   ===========           =============   ===========


           MORGAN STANLEY
         SPECTRUM TECHNICAL
------------------------------------
                               PER
    UNITS           AMOUNT     UNIT
--------------   -----------   -----
                       $         $


23,203,117.115   487,907,605   21.03
       --         37,347,257    1.61
  (129,227.170)   (2,925,703)  22.64
   700,314.379    15,855,119   22.64
--------------   -----------

23,774,204.324   538,184,278   22.64
==============   ===========




The accompanying notes are an integral part of these financial statements.

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION. Morgan Stanley Spectrum Currency L.P. ("Spectrum Currency"), Morgan Stanley Spectrum Global Balanced L.P. ("Spectrum Global Balanced"), Morgan Stanley Spectrum Select L.P. ("Spectrum Select"), Morgan Stanley Spectrum Strategic L.P. ("Spectrum Strategic") and Morgan Stanley Spectrum Technical L.P. ("Spectrum Technical") (individually, a "Partnership" or collectively, the "Partnerships"), are limited partnerships organized to engage primarily in the speculative trading of futures contracts, options on futures contracts, and forward contracts on physical commodities and other commodity interests, including, but not limited to, foreign currencies, financial instruments, metals, energy and agricultural products (collectively, "futures interests").

   The  Partnerships'   general  partner  is  Demeter   Management   Corporation
("Demeter").  The  non-clearing  commodity  broker  is  Morgan  Stanley  DW Inc.
("Morgan Stanley DW"). The clearing commodity brokers for Spectrum Global Balanced, Spectrum Select, Spectrum Strategic and Spectrum Technical are Morgan Stanley & Co. Incorporated ("MS & Co.") and Morgan Stanley & Co. International Limited ("MSIL"). Spectrum Currency's sole clearing commodity broker is MS & Co. Demeter, Morgan Stanley DW, MS & Co. and MSIL are wholly-owned subsidiaries of Morgan Stanley.

   Demeter is required to maintain a 1% minimum interest in the equity of each Partnership and income (losses) are shared by Demeter and the Limited Partners based upon their proportional ownership interests.

USE OF ESTIMATES. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.

REVENUE RECOGNITION. Futures interests are open commitments until settlement date. They are valued at market on a daily basis and the resulting net change in unrealized gains and losses is reflected in the change in unrealized profits (losses) on open contracts from one period to the next in the statements of operations. Monthly, Morgan Stanley DW pays each Partnership interest income based upon 80% of the month's average daily "Net Assets" (as defined in the limited

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partnership agreements) for the month in the case of Spectrum Currency, Spectrum
Select, Spectrum Strategic and Spectrum Technical, and on 100% in the case of Spectrum Global Balanced. The interest rate is equal to a prevailing rate on U.S. Treasury bills. For purposes of such interest payments, Net Assets do not include monies owed to the Partnerships on futures interests.

NET INCOME (LOSS) PER UNIT. Net income (loss) per unit of limited partnership interest ("Unit(s)") is computed using the weighted average number of Units outstanding during the period.

BROKERAGE AND RELATED TRANSACTION FEES AND COSTS. The brokerage fees for Spectrum Currency and Spectrum Global Balanced are accrued at a flat monthly rate of 1/12 of 4.6% (a 4.6% annual rate) of Net Assets as of the first day of each month.

   Brokerage fees for Spectrum Select, Spectrum Strategic and Spectrum Technical are accrued at a flat monthly rate of 1/12 of 7.25% (a 7.25% annual rate) of Net Assets as of the first day of each month.

   Such brokerage fees currently cover all brokerage commissions, transaction fees and costs, and ordinary administrative and continuing offering expenses.

OPERATING EXPENSES. The Partnerships incur monthly management fees and may incur incentive fees. All common administrative and continuing offering expenses including legal, auditing, accounting, filing fees and other related expenses are borne by Morgan Stanley DW through the brokerage fees paid by the Partnerships.

INCOME TAXES. No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of each Partnership's revenues and expenses for income tax purposes.

DISTRIBUTIONS. Distributions, other than redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date.

CONTINUING OFFERING. Units of each Partnership are offered at a price equal to 100% of the Net Asset Value per Unit as of the close of business on the last day of the month. No selling commissions or charges related to the continuing offering of Units are paid by the Limited Partners or the Partnerships. Morgan Stanley DW pays all such costs.


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REDEMPTIONS.  Limited  Partners may redeem some or all of their Units at 100% of the Net Asset Value per Unit as of the end of the last day of any month that is at least six months after the closing at which a person becomes a Limited Partner, upon five business days advance notice by redemption form to Demeter. Thereafter, Units redeemed on or prior to the last day of the twelfth month after such Units were purchased will be subject to a redemption charge equal to 2% of the Net Asset Value of a Unit on the date of such redemption. Units redeemed after the last day of the twelfth month and on or prior to the last day of the twenty-fourth month after which such Units were purchased will be subject to a redemption charge equal to 1% of the Net Asset Value of a Unit on the date of such redemption. Units redeemed after the last day of the twenty-fourth month after which such Units were purchased will not be subject to a redemption charge. The foregoing redemption charges are paid to Morgan Stanley DW. Redemptions must be made in whole Units, in a minimum amount of 50 Units, unless a Limited Partner is redeeming his entire interest in a Partnership.

EXCHANGES. On the last day of the first month which occurs more than six months after a person first becomes a Limited Partner in any of the Partnerships, and at the end of each month thereafter, Limited Partners may exchange their investment among the Partnerships (subject to certain restrictions outlined in the Limited Partnership Agreements) without paying additional charges.

DISSOLUTION OF THE PARTNERSHIPS. Spectrum Currency, Spectrum Global Balanced, Spectrum Strategic and Spectrum Technical will terminate on December 31, 2035 and Spectrum Select will terminate on December 31, 2025, regardless of financial condition at such time, or at an earlier date if certain conditions occur as defined in each Partnership's Limited Partnership Agreement.

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2. RELATED PARTY TRANSACTIONS

The Partnerships pay brokerage fees to Morgan Stanley DW as described in Note 1. Spectrum Global Balanced, Spectrum Select, Spectrum Strategic and Spectrum Technical's cash is on deposit with Morgan Stanley DW, MS & Co. and MSIL, and Spectrum Currency's cash is on deposit with Morgan Stanley DW and MS & Co., in futures interests trad-

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ing  accounts  to meet margin  requirements  as needed.  Morgan  Stanley DW pays interest on these funds as described in Note 1.

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3. TRADING ADVISORS

Demeter, on behalf of each Partnership, retains certain commodity trading advisors to make all trading decisions for the Partnerships. The trading advisors for each Partnership are as follows:

Morgan Stanley Spectrum Currency L.P.
  John W. Henry & Company, Inc.
  Sunrise Capital Partners, LLC

Morgan Stanley Spectrum Global Balanced L.P.
  SSARIS Advisors, LLC

Morgan Stanley Spectrum Select L.P.
  EMC Capital Management, Inc.
  Northfield Trading L.P.
  Rabar Market Research, Inc.
  Sunrise Capital Management, Inc.

Morgan Stanley Spectrum Strategic L.P.
  Allied Irish Capital Management, Ltd.
  Blenheim Capital Management, L.L.C.
  Eclipse Capital Management, Inc.

Morgan Stanley Spectrum Technical L.P.
  Campbell & Company, Inc. ("Campbell")
  Chesapeake Capital Corporation ("Chesapeake")
  John W. Henry & Company, Inc. ("JWH")

Compensation to the trading advisors by the Partnerships consists of a management fee and an incentive fee as follows:

MANAGEMENT FEE. The management fee for Spectrum Currency is accrued at a rate of 1/12 of 2% per month of Net Assets allocated to each trading advisor on the first day of each month (a 2% annual rate).

   The management fee for Spectrum Global Balanced is accrued at a rate of 5/48 of 1% per month of Net Assets on the first day of each month (a 1.25% annual rate).

   The management fee for Spectrum Select is accrued at a rate of 1/4 of 1% per month of Net Assets allocated to each trading advisor on the first day of each month (a 3% annual rate). The management fee for Spectrum Strategic is accrued at a rate of 1/12 of 3% per month of Net Assets allocated

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to each trading advisor on the first day of each month (a 3% annual rate).

   The management fee for Spectrum Technical is accrued at a rate of 1/12 of 2% per month of Net Assets allocated to JWH on the first day of each month, 1/12 of 3% per month of Net Assets allocated to Campbell on the first day of each month and 1/12 of 3% per month of Net Assets allocated to Chesapeake on the first day of each month (annual rates of 2%, 3% and 3% respectively).

INCENTIVE FEE. Spectrum Currency pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to each trading advisor's allocated Net Assets as of the end of each calendar month.

   Spectrum Global Balanced, Spectrum Select and Spectrum Strategic each pay a monthly incentive fee equal to 15% of the trading profits experienced with respect to each trading advisor's allocated Net Assets as of the end of each calendar month.

   Spectrum Technical pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to the Net Assets allocated to Campbell and JWH as of the end of each calendar month and 19% of the trading profits experienced with respect to the Net Assets allocated to Chesapeake as of the end of each calendar month.

   Trading profits represent the amount by which profits from futures, forwards and options trading exceed losses after brokerage and management fees are deducted.

   For all Partnerships with trading losses, no incentive fee is paid in subsequent months until all such losses are recovered. Cumulative trading losses are adjusted on a pro-rata basis for the net amount of each month's subscriptions and redemptions.

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                         Demeter Management Corporation
                         825 Third Avenue, 9th Floor
                         New York, NY 10022


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